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EXHIBIT 10.1
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AGREEMENT
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AGREEMENT dated as of May 7, 1992, between American Franchise Group, Inc., a
Delaware corporation (the "Company"), and the 1982 LeVine Prevocable Trust ("Investor").

WHEREAS, pursuant to a certain preferred stock purchase agreement of even date (the "Stock Purchase Agreement"), Investor is purchasing from the Company at a price of $1.00 per share 550,000 shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock"); and

WHEREAS, the parties wish to memorialize certain further agreements and understandings among them relating to their business relationship.

NOW THEREFORE, in consideration of the mutual convenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follow:

1. On the date hereof, Investor shall purchase the Preferred Stock pursuant to execution and delivery to the Company of the Stock Purchase Agreement, together with the purchase price provided for therein, whereupon the Company shall immediately issue the Preferred Stock to him.

2. The Company will use its best efforts to cause its directors to promptly appoint Investor to the Company's Board of Directors and to nominate Investor and use their best efforts to cause Investor to be elected to the Board of Directors by the Company's shareholders, for so long as Invester continues to hold at least 50% of the Preferred Stock being purchased by Investor hereunder and is is willing to serve. During LeVine's tenure as a director, Company to obtain and maintain Director's liability insurance.

3. On the date hereof, the Company shall grant to Investor a five-year option, evidenced by the Company's standard non-qualified stock option agreement to purchase 185,000 shares of the Company's $.01 par value Common Stock at an exercise price equal to the average of the closing bid and asked prices of the Company's Common Stock on this date.

4. For so long as Investor owns at least 50% of the Preferred Stock being purchased by Investor hereunder, the Company shall cause its officers and directors to refrain from directly or indirectly buying or selling any of the Company's securities except to the extent that any such transaction is previously approved by an independent committee of the Company's Board of Directors established for the purpose of reviewing such transactions.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

                                          AMERICAN FRANCHISE GROUP, INC

                                          By: William A. Wilkerson
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                                              William A. Wilkerson, Chairman


                                              Bill LeVine            Trustee
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                                           The 1982 LeVine Revocable Trust